Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Plan Administrator, Investment and Benefit Committees of Celanese Americas Retirement Savings Plan:
We consent to the incorporation by reference in the Registration Statement No. 333-128048 on Form S-8 of Celanese Americas Retirement Savings Plan of our report dated June 27, 2006, with respect to the statement of net assets available for benefits of Celanese Americas Retirement Savings Plan as of December 31, 2005, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2006 Annual Report of Form 11-K of Celanese Americas Retirement Savings Plan.
/s/  KPMG LLP
Dallas, Texas
June 26, 2007

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